EXHIBIT 99.2

Notice of Grant of Stock Options	T. Rowe Price Group, Inc.
and Option Agreement	ID: 52-2264646
100 E. Pratt Street
Baltimore, MD 21202 USA

[Name of Grantee]	Award Number:	[Insert #]
[Address of Grantee]	ID:	[Insert ID of Grantee]
	Plan:	2007 Non-Employee Director Equity Plan
     This Notice evidences the award of nonqualified stock options (each, an “Option,” and collectively, the “Options”) for the purchase of the Common Stock of T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), that have been granted to you pursuant to the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Option Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.
Grant Date: [GRANT DATE]
Number of Options: [NUMBER]
Option Price: [PRICE] per share
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the 10th anniversary of the Grant Date, unless fully exercised or terminated earlier.
Exercisability: So long as your Service (as defined in the Agreement) is continuous from the Grant Date until the applicable date upon which exercisability is to occur, 100% of the Options will become exercisable upon the earliest of the following:
o	one year after the Grant Date,

o	your death, or

o	immediately before and contingent upon the occurrence of a Change in Control (as defined in the Agreement) of the Company.

T. Rowe Price Group, Inc.	Date
I acknowledge that I have carefully read the attached Agreement and the prospectus for the Plan and agree to be bound by all of the provisions set forth in these documents.

[NAME OF GRANTEE]	Date

Option Agreement
Under The
T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan

STATEMENT OF ADDITIONAL TERMS AND CONDITIONS
REGARDING OPTION GRANTS
Effective                                , 2007

     This Statement of Additional Terms and Conditions Regarding Option Grants shall be delivered with the “Notice of Grant of Stock Options and Option Agreement” (the “Notice”) which sets forth the specifics of the applicable Option award. Upon execution of the Notice by the recipient and by an authorized officer or agent of T. Rowe Price Group, Inc., there shall be created a binding and enforceable contract respecting the Options. All of the provisions of the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan and the Notice are expressly incorporated into this Agreement.
     1. Terminology. Capitalized words used in this Agreement are defined in the correlating Notice and/or defined in the Glossary at the end of the Agreement.
     2. Exercisability. So long as your Service is continuous from the Grant Date through the applicable date upon which exercisability is to occur, the Options will become exercisable in accordance with the Exercisability provisions set forth in the correlating Notice. Unless otherwise determined by the Committee, none of the Options will become exercisable after your Service ceases for any reason other than death.
     3. Method of Exercising the Options and Payment of Option Price.
          (a) You may exercise vested Options by delivering to the Company on any business day the Exercise Notice and payment of the Option Price for the shares you wish to purchase. You may pay the Option Price by (i) cash, check, wire transfer, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the Option Price for the number of shares specified in the Exercise Notice, such payment to be delivered with the Exercise Notice; (ii) tender of shares of Common Stock of the Company with a value (determined in accordance with Section 3(c)) equal to or less than the Option Price plus cash, check, wire transfer, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the amount, if any, by which the Option Price exceeds the value of such shares of the Company’s stock (determined in accordance with Section 3(c)); (iii) broker-assisted cashless exercise of the Option in accordance with procedures established by the Committee; or (iv) a combination of these methods. You shall deliver such Company stock and cash to the Company no later than the end of the first business day after the Exercise Date. In the case of payment in shares, you shall make such payment by attestation in form suitable to the Company or delivery of the necessary share certificates, with executed stock powers attached, or transfer instructions, in the case of shares held in street name by a bank, broker or other nominee, to the Company.

          (b) Within three business days after the Exercise Date, the Company shall issue to you the number of shares with respect to the Options so exercised, and unless requested to deliver a share certificate to you, or to deliver shares electronically or in certificate form to your designated broker on your behalf, the Company will retain the shares in uncertificated book entry form.
          (c) For purposes of Section 3(a), the value of shares of Common Stock tendered to exercise the Options shall be the last reported sale price of such shares on the NASDAQ Stock Market (or any other recognized securities market on which the stock is traded if not then traded on the NASDAQ Stock Market) on the Exercise Date, or, if no trades occurred on the Exercise Date, the most recent preceding date on which the NASDAQ Stock Market (or such other market) is open for business and reports an actual transaction in the Company’s Common Stock. If the Common Stock is not then traded on any recognized securities market, the value of the tendered shares shall be determined by the Committee.
     4. Termination. The Options, to the extent not yet exercisable, shall terminate and be of no further force or effect when your Service ceases for any reason other than death. The Options, to the extent exercisable but not yet exercised, shall terminate and be of no further force or effect on the earlier to occur of (a) the Expiration Date set forth in the Notice or (b) the expiration of five years after your Service ceases for any reason.
     5. Restrictions on Transfer. Only you may exercise the Options during your lifetime and the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and the Options shall not be subject to execution, attachment or similar process. Notwithstanding the foregoing, with the consent of the Committee, you may transfer the Options to a family member or a trust, partnership or the like for your benefit or the benefit of such family members; provided, however, that the term “family member” shall not include an ex-spouse and no transfers may be made pursuant to any divorce or separation proceedings or settlements. No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as provided for under the immediately preceding sentence, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any attempt to assign or transfer the Options, the Options shall terminate and be of no force or effect.
     6. Adjustments for Corporate Transactions and Other Events.
          (a) Recapitalization. The shares with respect to which the Options are granted are shares of the Common Stock of the Company as constituted on the Grant Date, but if, and whenever, prior to the delivery by the Company of all of the shares of Common Stock with respect to which the Options are granted, the Company shall effect a subdivision or consolidation of shares, or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in the number of issued shares of Common Stock, without receiving consideration therefor, then (i) in the event of any increase in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to the Options shall be proportionately increased (except that any fraction of a share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to the Options shall be proportionately reduced (except that any fraction of a share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately increased. In the case of other changes in the Company’s capitalization, adjustments shall be made to reflect the transaction as determined by the Committee to be necessary or appropriate. Adjustments under this paragraph will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

          (b) Merger, Consolidation, or Other Events.
          (i) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 6(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Committee, in its discretion and without your consent, may make adjustments in the outstanding Options, including but not limited to modifying the number, kind and price of securities subject to the Options.
          (ii) Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, all outstanding Options not exercised prior to or upon the Change in Control will terminate at the effective time of such Change in Control and be of no force and effect unless provision is made in connection with the transaction for the continuation, assumption or settlement of such Options by, or for the substitution of equivalent options of, the surviving or successor entity or a parent thereof.
     7. Non-Guarantee of Directorship. Nothing in the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time or be construed as a limitation of the right of the stockholders to remove you from the Board of Directors in accordance with the Company’s charter or bylaws.
     8. Rights as Stockholder. Neither you nor any other person claiming through you shall have any rights with respect to any shares of Common Stock subject to the Options, including without limitation, any voting rights, unless and until such shares are duly issued and delivered to you.
     9. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     10. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Company Stock Administrator within the Finance and Corporate Tax Department at the Company’s principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
     11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any oral or written agreements, representations, warranties, written inducements or other communications made prior to the execution of the Notice correlating to this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.
     12. Amendment. The Committee shall have the right, in its absolute and uncontrolled discretion, to alter or amend this Agreement, from time to time in any manner for the purpose of promoting the objectives of the Plan but only if all agreements granting options to purchase shares of the

Company’s Common Stock pursuant to the Plan which are in effect at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Committee.
     13. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Committee.
     14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction and venue thereof.
     15. Preemption of Applicable Laws or Regulations. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of shares to you, any law, regulation or requirements of any governmental authority having jurisdiction in the premises shall require either the Company or you to take any action in connection with the shares then to be issued, the issue of such shares shall be deferred until such action shall have been taken.
     16. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     17. Nonqualified Nature of the Options. The Options created by this Agreement shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
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GLOSSARY
          (a) “Affiliate” means any entity, whether now or hereafter existing, in which the Company has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies and partnerships) or any entity that provides services to the Company or a subsidiary or affiliated entity of the Company.
          (b) “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended:
               (i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of thirty-five percent or more of the total voting power of the Company’s then outstanding voting securities;
               (ii) A majority of the members of the Company’s Board of Directors is replaced during any twelve month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement; or
               (iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of forty percent or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.
          (c) “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of T. Rowe Price Group, Inc.
          (d) “Company” means T. Rowe Price Group, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only T. Rowe Price Group, Inc.
          (e) “Exercise Date” means the business day on which you deliver to the Company a properly executed Exercise Notice or, if the Company receives such Exercise Notice on a non-business day, the first business day thereafter.
          (f) “Exercise Notice” means the written notice, in such form as the Committee may determine from time to time, specifying the number of shares you wish to purchase upon the proper exercise of Options then exercisable.
          (g) “Grant Date” means the date identified as the “Grant Date” in the applicable Notice.
          (h) “Notice” means the Notice of Grant of Stock Options and Option Agreement which correlates with this Agreement and sets forth the specifics of the applicable Option award.
          (i) “Service” means your service as a member of the Board of Directors of the Company.
          (j) “You”; “Your”. You means the recipient of the Options as reflected in the Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution or to any other permitted transferee, the words “you” and “your” shall be deemed to include such person.
{end of Agreement}